Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M. (EDT), ON JULY 24, 2019, UNLESS EXTENDED

To: CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Email: tender@cytodyn.com

Phone: 360-980-8524

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you have previously elected to accept the Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Exercise Offer”) by CytoDyn Inc., a Delaware corporation (the “Company”), subject to the terms and conditions set forth therein, and you would like to change your election and withdraw the tender of you Original Warrants, you must complete, sign and return this Notice of Withdrawal to the Company so that the Company receives it before 4:59 p.m., Eastern Time, on July 24, 2019 (or on a later date, if the Exercise Offer is extended by the Company in its sole discretion) (such expiration date, the “Expiration Date”). Any Notice of Withdrawal received after that time will not be accepted. Please read this entire Notice of Withdrawal carefully.

To withdraw your election with respect to all of your outstanding Original Warrants, check the box titled “I elect to withdraw all of my Original Warrants that I previously chose to exchange pursuant to the Exercise Offer” below. Any Notice of Withdrawal submitted without the box “I elect to withdraw all of my Original Warrants that I previously chose to exchange pursuant to the Offer” checked will be rejected. For this Notice of Withdrawal to be valid it must be signed and dated and the entire Notice of Withdrawal must be returned to the Company at the address listed above before the Expiration Date.

To withdraw your election with respect to a portion of your outstanding Original Warrants, check the box titled “I elect to withdraw all of my Original Warrants that I previously chose to exchange pursuant to the Exercise Offer” below. You must then request and complete, sign and return a new Election to Participate indicating the amount of Original Warrants you wish to exercise. A new Election to Participate can be requested from the Company at the address listed above. Please follow the instructions included in the Election to Participate to ensure acceptance of your Election to Participate. Your Election to Participate must be received by the Company prior to the Expiration Date.

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy from the Company of its Exercise Offer, dated June 24, 2019, and any amendments thereto. I elected to participate in the Exercise Offer and delivered an executed Election to Participate.

☐

I elect to withdraw all of my Original Warrants that I previously chose to exchange pursuant to the Exercise Offer. Therefore, I have completed and signed this Notice of Withdrawal. I do not accept the Exercise Offer to amend any of my Original Warrants.

I understand that by rejecting the Exercise Offer, my Original Warrants will not be amended or exercised pursuant to the terms of the Exercise Offer. I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Exercise Offer.

Date:	By:
(Signature)
(Print name)
(Title, if applicable)
Address:
Telephone:
Fax:
Tax ID/SSN:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exercise Offer and any defect or irregularity in the Notice of Withdrawal. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE EXERCISE OFFER AT 5:00 P.M. (EASTERN TIME) ON JULY 24, 2019, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF THE COMPANY HAS NOT ACCEPTED YOUR TENDERED ORIGINAL WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS ON OR PRIOR TO AUGUST 20, 2019, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE EXERCISE OFFER, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER AUGUST 20, 2019.

Delivery to an address other than as set forth above will not constitute a valid delivery.